MEMORANDUM OF UNDERSTANDING BETWEEN IQSTEL, INC AND PAYMENT VIRTUAL MOBILE SOLUTIONS, LLC

THIS MEMORANDUM OF UNDERSTANDING (herein after referred as **"MOU"**) is made on November 18, 2020 by and between the following parties:

iQSTEL, Inc. an SEC reporting company quoted on the OTC Markets (OTC Pink: IQST), established under the laws of the State of Nevada, USA, with its registered office at 300 Aragon Ave, Suite 375, Coral Gables FL. 33134 (herein after referred to as **"iQSTEL"**) represented by its President and CEO Leandro Jose Iglesias Conde; and

PAYMENT VIRTUAL MOBILE SOLUTIONS, LLC, a Delaware Corporation with its registered office at 18851 NE 29 Ave, Suite 700 #537. Aventura FL. 33180 (herein after to as **"PayVMS)**, represented by its CEO Edwin Alberto Solares Martinez.

iQSTEL and PayVMS are jointly hereinafter referred to as the "Parties".

RECITALS

The Parties have previously entered into a non-binding letter of intent dated October 20, 2020, and agreed to enter into the following **MEMORANDUM OF UNDERSTANDING (MOU)** that will govern the terms of association and shareholders agreement of the company **GLOBAL MONEY ONE, INC.** with domain www.globalmoneyone.com.

In accordance with the foregoing, the Parties expressly agree to be governed by the following agreements:

1. **OBJECT**

The Parties agree to enter into a joint venture and do business through the corporation **GLOBAL MONEY ONE, INC.**, a Delaware corporation to be formed that will have its legal address at 300 Aragon Ave, Suite 375, Coral Gables FL. 33134. The Parties shall be shareholders of **GLOBAL MONEY ONE, INC.**, and it shall be the entity that the Parties shall form and operate to further the business interests as set forth in this MOU. Neither party will act on its own behalf within the business scope of **GLOBAL MONEY ONE INC**, but it shall have its own board of directors and management as detailed in Section 3 and 4.

The Parties agree to join their resources and efforts as detailed in this **MEMORANDUM OF UNDERSTANDING** to jointly develop the following activity:

To build a VISA Prepaid Debit Card service and product **VISA MONEY ONE (VMO)** domain www.VisaMoneyOne.com to enable product's clients to make purchases in stores and online, do cash withdrawals at ATMs or get cash-back when making a purchase, recharge prepaid mobile phone service (domestic and international), send money domestically or internationally, deposit funds into bank accounts, rewards and Digital Gift Cards, Bill Payments and Remote Deposit Capture (RDC) by mobile phone.

The Parties agree to market the **VISA MONEY ONE (VMO)** product in the United States of America and in each of the target markets (countries) established in their business plan. In this sense, they will define a detailed business plan.

The Parties plan to launch the **VISA MONEY ONE (VMO)** product to the market between the first - and second - quarter of 2021, depending on the availability of the funds.

2. THE JOINT VENTURE IMPLEMENTED ON GLOBAL MONEY ONE, INC.

All business operation as described in Section 1. "Object" of this MOU will be implemented by **GLOBAL MONEY ONE, INC**, therefore the ownership, intellectual rights and agreements will be part of **GLOBAL MONEY ONE, INC**. Any benefit of **GLOBAL MONEY ONE, INC**, will be distributed once it is approved by the Board of Directors and will be realized at the percentage of interests in **GLOBAL MONEY ONE INC.**

The stockholder participation in **GLOBAL MONEY ONE, INC** will be 75% ownership to iQSTEL and 25% of ownership to PayVMS, which 25% ownership to PayVMS shall be distributed to its owners such that the following could receive the 25% ownership participation in **GLOBAL MONEY ONE, INC**: Luis Jose Aragon Yanes 12.75%; Edwin Alberto Solares Martinez 6.125% and Gumercindo Eladio Velasquez Godinez 6.125%.

3. BOARD OF DIRECTORS OF THE COMPANY

The business and affairs of **GLOBAL MONEY ONE, INC**, shall be managed by or under the direction of the Board of Directors. The Directors are hereby empowered to exercise all such powers and do all such acts and things as may be indicated in the articles of incorporation and bylaws of the Company, and those provisions contained in this MOU.

The Board of Directors will be appointed as follows:

Chairman, Executive President and Director: Mr. Leandro Jose Iglesias Conde

Secretary of the Board, CFO and Director: Mr. Alvaro Quintana Cardona

Director: Mr. Italo Segnini

Director and CEO: Mr. Edwin Alberto Solares Martinez

Director and COO: Mr. Gumercindo Eladio Velasquez Godinez

The Board of Directors may replace management of **GLOBAL MONEY ONE, INC** at any time it deems it necessary or to ensure the good direction of the company.

The members of the Board of Directors will be in their position for a period of two (2) years, they will be automatically renewed, and all decisions will be made by the Board of Directors in accordance with the bylaws and articles of **GLOBAL MONEY ONE, INC**, as may be amended from time to time.

The Board of Directors will decide compensation arrangements for the Board of Directors and management. The Board of Directors may pay bonuses to the members of the Board of Directors and management as it determines in its sole discretion.

iQSTEL will appoint 3 Directors and PayVMS will appoint 2 Directors, that shall be approved by iQSTEL. The initial Board of Directors shall consist of 5 Directors, which are identified above

The authorized spokesperson of the Company before the media will be the Executive President, or the person designed by him.

4. ADMINISTRATION OF GLOBAL MONEY ONE, INC

The general administration of **GLOBAL MONEY ONE, INC** will be in charge of the members of the Board of Directors described in the previous point.

The CEO or Executive President is dully appointed, qualified and authorized to bind the company in all business-related matters.

Executive President or the CFO are dully appointed, qualified and authorized to bind the company in the acquisition of any financing, loans, factoring of receivables, including the approval of the amount of such financing and the direct or indirect sales of receivables or borrowing of money by the Company, whether secured or unsecured and guarantee those obligations

5. RESPONSABILITIES OF IQSTEL

iQSTEL will be responsible for raising the funds for the VisaMoneyOne Project, that is estimated between US$ 300,000.00 to US$$ 500,000.00. In order to accomplish the raising of the funds,

iQSTEL may have for sale up to 24% of shares of the company from its 75% ownership, without the previous authorization of PayVMS. iQSTEL may also dispose of that percentage to assign bonus to the Board and Management.

6. RESPONSABILITIES OF PAYVMS

PayVMS will be responsible for the execution and implementation, operation, and management of the VisaMoneyOne Project, as it will be the operating partner.

For the execution and implementation of the Visa Project, **GLOBAL MONEY ONE, INC.** will fund expenses of up to US$ 16,500 per month, broken down as follows:

MONTHLY OPERATIONS	UNIT	TOTAL
Local Office and Services	US$ 1,800.00	US$ 1,800
CEO – Edwin Solares	US$ 3,500.00	US$ 3,500
COO –Gumercindo Velasquez	US$ 3,500.00	US$ 3,500
Settlement	US$ 1,500.00	US$ 1,500
APP Dev – Full Time (x2)	US$ 2,000.00	US$ 4,000
Back End Dev – Full Time	US$ 2,200.00	US$ 2,200

7. FUNCTIONALITIES OF THE PRODUCT VISA MONEY ONE (VMO)

Some of functionalities of the VMO are described as follow:

- Personalized Prepaid Debit Card
- Mobile app for operations
- Store and online purchasing
- Direct Deposit from employers
- ACH transfers reception
- Cash Reload in convenience stores
- ATM withdrawals
- Mobile check cashing (Remote Deposit Capture)
- Bill Payments
- Cash back in some stores

- International Money Transfer (Remittances)
- Card to card transfers
- Airtime recharge to mobile phones, domestic and international
- Virtual cards
- Electronic Gift Cards
- VoIP calls
- Payment notifications or transfers via SMS

8. FIS AND THIRD-PARTY AGREEMENTS

PayVMS has a signed Agreement with **FIDELITY INFORMATION SERVICES, LLC (FIS),** an Arkansas limited liability company, with its principal address at 601 Riverside Avenue, Jacksonville, Florida 32204, USA, to bring companies that want to develop Prepaid debit Programs using **FIS** as the Program Manager, Processor and the provision of the issuing Bank. **FIS** will also provide Compliance requirements and fulfillments that include card manufacturing, packaging and delivering. PayVMS will make the services of FIS available to **GLOBAL MONEY ONE, INC.** under this MOU without any additional cost.

For the implementation of the VMO program, it will be necessary for **GLOBAL MONEY ONE, INC.** to sign direct agreements with Ingo Money, Authorize.Net, Transfer-To, Blackhawk, Idology, among others, except the International Remittance service, which must be signed without any additional cost with PayVMS who has the contractual relationship with Servicio Uniteller Inc, a corporation organized under the laws of the State of New Jersey, who has remittance licenses in all US states and an extensive payment network in +35 countries (Mexico, Costa Rica, Dominican Republic, El Salvador, Guatemala, Haiti, Honduras, Nicaragua, Panama, Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Paraguay, Peru, Uruguay, Bangladesh, China, India, Indonesia, Malaysia, Nepal, Philippines, Thailand, Turkey, UAE, Vietnam, Australia, Denmark, Romania, United Kingdom and South Africa).

The project will implement other value-added services which will require strategic service providers. Additionally, evaluate the possibility of expansion to other remittance corridors with strong potential such as Europe and UAE, among others.

9. BUSINESS CASES

The parties have reviewed the different business scenarios and forecasts and have decided to agree that **GLOBAL MONEY ONE, INC.** shall have two Business Cases and Forecast over 5 years approved by the Parties, the conservative Business Case and Forecast where they plan to reach US$45,000,000.00 in revenues and US$14,000,000.00 of EBITDA, and optimistic Business Case where they plan to reach US$128,000,000.00 in revenues and US$53,000,000.00 in EBITDA, both attached as follow:

Exhibit A: Fin Tech Project Conservative Business Case and Forecast.

Exhibit B: Fin Tech Project Optimistic Business Case and Forecast.

10. ANTIDILUTION

In case of an increase in the total number of shares outstanding of **GLOBAL MONEY ONE INC.,** PayVMS will have the right to not to suffer any dilution of its 25% of its participation, until an investment of US$ 500,000.00 from iQSTEL is made.

11. ACQUISITION RIGHTS OF THE PARTIES

The valuation mechanism for the 100% will be 8 x EBITDA in the last quarter, or the 2 x EBITDA in the last calendar year, or US$ 500,000.00, whichever is higher.

If iQSTEL receives an offer to sell its participation in **GLOBAL MONEY ONE INC.,** it is obliged to offer to PayVMS, so PayVMS could sell its participation in **GLOBAL MONEY ONE INC.,** to the bidder under the same conditions.

iQSTEL reserves the right after 24 months to acquire the total or partial shareholding of PayVMS within the established valuation criteria.

12. SEVERABILITY

If any provisions of this MOU are found to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this MOU is invalid or unenforceable, but that limiting such provision it would become valid and enforceable, then such provision will be deem to be written, construed, and enforced as so limited.

13. PRIOR LOI SUPERSEDED

This Memorandum of Understanding constitutes the entire LOI between the Parties relating to this subject of matter and supersedes all prior and simultaneous representations, discussions, negotiations, and LOI, whether written or oral.

14. UNDERSTANDING

It is mutually agreed upon and understood by and between the Parties that:

a. Both Parties will work together in a coordinated fashion for the fulfilment of the projects.

b. In no way does this MOU restrict the Parties from participating in other agreements with other public or private agencies, organizations, and individuals, if those agreements do not represent a potential competition for the Object and product contemplated in this MOU

c. To the extent possible, each Party will participate in the development of the projects.

d. This MOU shall be effective upon the signature of both Parties.

15. CONFIDENTIALITY

The Parties undertake to take all necessary measures to keep secretly and confidentially all information that has been communicated to them as such by the other Party during the execution of this MOU, or that they have known in the course of its execution The obligation of this clause does not apply to:

A. All information that is in the public domain.

B. All information available to the Parties before it has been provided by the other party.

C. All information legally acquired by the Parties from sources other than the other Party.

The Parties undertake to use this information only for the execution of this MOU. Likewise, they undertake not to exploit, on their own or a third party, directly or indirectly, all or part of this information.

This obligation of confidentiality must be respected throughout the term of this MOU, and once it has been terminated, for a period of two (02) years.

Any violation or breach, by one or another Party of this stipulation, entails the obligation, for that Party that committed said breach, to pay the other Party compensatory compensation,

without prejudice, of the right of the Party considered affected to exercise or initiate all relevant actions in order to impose the sanctions that legally proceed.

16. BREACH OF AGREEMENT

The Parties commit themselves to strict compliance with each of the agreements contained therein and any legal regulations that may apply to them.

The Parties also undertake to provide the necessary means to ensure compliance with this MOU, both for themselves and for the rest of the Parties to comply with. Thus, they undertake to participate actively in all the acts and / or decision making of the Company, thus contributing to its proper functioning.

In the event of breach of this MOU by any of the Parties, said non-complying Party (or Parties) will be notified in writing by the Party (or Parties) that if it has complied or is deemed to be harmed by the breach. The notification must clearly and expressly contain the cause or reason for the alleged breach. As long as said breach is rectifiable, a period of thirty (30) calendar days will be granted, from the date on which the notification was received by the defaulting Party, for it to proceed to correct it or to take the necessary actions to correct it.

After the deadline to put an end to the breach, without it having been remedied or, in the case of a non-rectifiable breach by the injured or compliant Party or Parties may opt for:

a) demand compliance with the breached obligation or agreement; or

b) demand that the MOU be resolved with respect to itself, freeing itself from any obligation arising from it with immediate effect; or

c) demand payment in favor of the affected Party of the damages caused; or

d) Cumulatively demand the fulfilment of the breached obligation or agreement and the satisfaction of the payment of the damages caused.

Except in cases of breach of the obligations of confidentiality and non-competition, the payment referred to in sections c. and d. will consist in the payment to the affecting Party for the damages that could be derived from the eventual breach, and the compensation of all the expenses that had been caused, including, in an enunciative and non-exhaustive way, the fees of any professional hired for its intervention by non-compliance as legal and tax advisors, notaries, etc.

In case of non-compliance attributable to two or more Parties, the responsibility shall be attributed to them jointly.

For the fulfilment of the obligations of a Party that is not a natural person and of the consequences of its non-compliance, the non-fulfilling Party itself will respond jointly and, where appropriate, those other Parties that individually or collectively hold control of the non-fulfilling party.

17. PERSONAL NATURE

This MOU is considered strictly held "intuitu personae" and in response to this none of the Parties may transfer it or assign it, totally or partially, under penalty of resolution thereof, without having previously obtained and in each case, express authorization by the other Party given in writing. In case of violation of this clause, the affected Party may exercise the pertinent legal actions in order to demand and obtain the effective repair of the damages suffered.

18. APPLICABLE LAW

This MOU shall be governed and interpreted exclusively in accordance with the laws of the city of Miami, State of Florida of the United States of America. The differences, interpretations, litigation and any controversy between the Parties that exceed one hundred thousand US dollars (US $ 100,000.00), will be settled in accordance with what is established by the North American legislation in the matter of INTERNATIONAL ARBITRATION.

19. NOTIFICATIONS

Any notification regarding this contract must be made to the following addresses:

IQSTEL, INC

300 Aragon Ave, Suite 375

Coral Gables, Florida 33134

Attention: Leandro Iglesias

E-Mail: ceo@iqstel.com

PAYMENT VIRTUAL MOBILE SOLUTIONS, LLC

18851 NE 29 Ave, Suite 700 #537

Aventura FL. 33180

Attention: Edwin Alberto Solares

E-mail: esolares@payvms.com

IN WITNESS WHEREOF the parties have executed this Memorandum of Understanding as of the day and year first above written.

iQSTEL, INC	**PAYMENT VIRTUAL MOBILE SOLUTIONS, LLC**
By: ______________________	By: ______________________
Printed Name: Leandro Jose Iglesias Conde	Printed Name: Edwin Alberto Solares
Title: President & CEO	Title: CEO

EXHIBIT A

Fin Tech Project Conservative Business Case and Forecast

P & L (CONSERVATIVE SCENARIO)	YEAR-1	YEAR-2	YEAR-3	YEAR-4	YEAR-5	TOTAL	
VISA Prepaid Card Users	12,571	36,203	63,861	93,001	122,684		
REVENUES	$ 1,045,975	$ 4,573,641	$ 9,057,445	$ 13,115,238	$ 17,927,065	$ 45,719,365	
Prepaid VISA Card Purchase	$ 82,665	$ 225,720	$ 368,280	$ 510,840	$ 653,400	$ 1,840,905	4.0%
Prepaid VISA Card Monthly Fee	$ 189,346	$ 694,646	$ 1,193,255	$ 907,155	$ 1,243,208	$ 4,227,609	9.2%
Visa Interchange	$ 472,964	$ 2,197,609	$ 4,509,126	$ 7,036,417	$ 9,643,039	$ 23,859,155	52.2%
Airtime TopUp	$ 97,392	$ 477,174	$ 979,081	$ 1,527,839	$ 2,093,824	$ 5,175,310	11.3%
Check Cashing	$ 49,897	$ 244,552	$ 501,779	$ 783,018	$ 1,073,085	$ 2,652,330	5.8%
International Remittance	$ 140,874	$ 674,294	$ 1,383,539	$ 2,158,990	$ 2,958,782	$ 7,316,480	16.0%
ATM Authorization & Settlement	$ 12,837	$ 59,647	$ 122,385	$ 190,980	$ 261,728	$ 647,577	1.4%
EXPENSES	$ 1,067,167	$ 3,159,924	$ 5,834,577	$ 9,031,062	$ 12,560,052	$ 31,652,781	
Setup Fee & New development	$ 125,000	$ 100,000	$ 100,000	$ 100,000	$ 100,000	$ 525,000	1.7%
EMV Prepaid VISA Card	$ 60,120	$ 164,160	$ 267,840	$ 371,520	$ 475,200	$ 1,338,840	4.2%
CIP, Account Creation & Activation	$ 14,696	$ 40,128	$ 65,472	$ 90,816	$ 116,160	$ 327,272	1.0%
Card Load or Reload	$ 7,702	$ 35,788	$ 73,431	$ 114,588	$ 157,037	$ 388,546	1.2%
ATM Authorization & Settlement	$ 8,152	$ 37,876	$ 77,715	$ 121,272	$ 166,197	$ 411,211	1.3%
Maintenance Monthly Fee	$ 19,266	$ 89,479	$ 183,585	$ 286,473	$ 392,595	$ 971,398	3.1%
Signature & PIN Authorization Request	$ 261,233	$ 1,213,811	$ 2,490,537	$ 3,886,441	$ 5,326,164	$ 13,178,187	41.6%
Merchant Gateway	$ 40,807	$ 199,936	$ 410,235	$ 640,165	$ 877,312	$ 2,168,455	6.9%
API Web Services	$ 633	$ 3,102	$ 6,364	$ 9,931	$ 13,610	$ 33,640	0.1%
Messaging (SMS)	$ 48,838	$ 228,328	$ 468,490	$ 731,071	$ 1,001,895	$ 2,478,622	7.8%
Customer Service (IVR)	$ 642	$ 2,982	$ 6,119	$ 9,549	$ 13,086	$ 32,379	0.1%
Customer Service (Agents)	$ 9,628	$ 44,735	$ 91,789	$ 143,235	$ 196,296	$ 485,683	1.5%
Sales Commission (Customer Enroll)	$ 83,500	$ 228,000	$ 372,000	$ 516,000	$ 660,000	$ 1,859,500	5.9%
AWS, Google, APP Stores, Others	$ 5,950	$ 15,600	$ 27,000	$ 39,000	$ 48,000	$ 135,550	0.4%
Operations	$ 259,500	$ 396,000	$ 594,000	$ 891,000	$ 1,336,500	$ 3,477,000	11.0%
USA Marketing	$ 120,000	$ 360,000	$ 600,000	$ 1,080,000	$ 1,680,000	$ 3,840,000	12.1%
Monthly Processing Minimum	$ 1,500	$ -	$ -	$ -	$ -	$ 1,500	0.0%
EBT	$ (21,192)	$ 1,413,717	$ 3,222,869	$ 4,084,176	$ 5,367,013	$ 14,066,584	
CUMMULATIVE EBT	$ (21,192)	$ 1,392,525	$ 4,615,394	$ 8,699,570	$ 14,066,584		

EXHIBIT B

Fin Tech Project Optimistic Business Case and Forecast

P & L (OPTIMISTIC SCENARIO)	YEAR-1	YEAR-2	YEAR-3	YEAR-4	YEAR-5	TOTAL	
VISA Prepaid Card Users	30,048	97,886	179,738	266,742	355,640		
REVENUES	$ 2,274,362	$ 11,977,774	$ 25,166,561	$ 37,369,101	$ 51,764,908	$ 128,552,706	
Prepaid VISA Card Purchase	$ 191,565	$ 617,760	$ 1,045,440	$ 1,473,120	$ 1,900,800	$ 5,228,685	4.1%
Prepaid VISA Card Monthly Fee	$ 407,677	$ 1,806,897	$ 3,312,475	$ 2,583,480	$ 3,588,784	$ 11,699,312	9.1%
Visa Interchange	$ 1,018,330	$ 5,746,629	$ 12,517,334	$ 20,038,964	$ 27,836,683	$ 67,157,939	52.2%
Airtime TopUp	$ 213,140	$ 1,247,784	$ 2,717,928	$ 4,351,124	$ 6,044,267	$ 14,574,242	11.3%
Check Cashing	$ 109,444	$ 639,489	$ 1,392,938	$ 2,229,951	$ 3,097,687	$ 7,469,509	5.8%
International Remittance	$ 306,567	$ 1,763,243	$ 3,840,705	$ 6,148,573	$ 8,541,154	$ 20,600,241	16.0%
ATM Authorization & Settlement	$ 27,639	$ 155,973	$ 339,741	$ 543,890	$ 755,533	$ 1,822,777	1.4%
EXPENSES	$ 1,735,047	$ 6,908,123	$ 13,894,905	$ 21,855,491	$ 30,314,756	$ 74,708,322	
Setup Fee & New development	$ 125,000	$ 100,000	$ 100,000	$ 100,000	$ 100,000	$ 525,000	0.7%
EMV Prepaid VISA Card	$ 139,320	$ 449,280	$ 760,320	$ 1,071,360	$ 1,382,400	$ 3,802,680	5.1%
CIP, Account Creation & Activation	$ 34,056	$ 109,824	$ 185,856	$ 261,888	$ 337,920	$ 929,544	1.2%
Card Load or Reload	$ 16,583	$ 93,584	$ 203,845	$ 326,334	$ 453,320	$ 1,093,666	1.5%
ATM Authorization & Settlement	$ 17,551	$ 99,043	$ 215,736	$ 345,370	$ 479,764	$ 1,157,463	1.5%
Maintenance Monthly Fee	$ 41,469	$ 233,968	$ 509,619	$ 815,839	$ 1,133,304	$ 2,734,199	3.7%
Signature & PIN Authorization Request	$ 562,457	$ 3,174,050	$ 6,913,730	$ 11,068,171	$ 15,375,104	$ 37,093,512	49.7%
Merchant Gateway	$ 89,306	$ 522,821	$ 1,138,812	$ 1,823,121	$ 2,532,548	$ 6,106,608	8.2%
API Web Services	$ 1,385	$ 8,111	$ 17,667	$ 28,282	$ 39,288	$ 94,733	0.1%
Messaging (SMS)	$ 105,359	$ 597,064	$ 1,300,529	$ 2,082,013	$ 2,892,182	$ 6,977,146	9.3%
Customer Service (IVR)	$ 1,382	$ 7,799	$ 16,987	$ 27,195	$ 37,777	$ 91,139	0.1%
Customer Service (Agents)	$ 20,729	$ 116,980	$ 254,806	$ 407,918	$ 566,650	$ 1,367,083	1.8%
Sales Commission (Customer Enroll)	$ 193,500	$ 624,000	$ 1,056,000	$ 1,488,000	$ 1,920,000	$ 5,281,500	7.1%
AWS, Google, APP Stores, Others	$ 5,950	$ 15,600	$ 27,000	$ 39,000	$ 48,000	$ 135,550	0.2%
Operations	$ 259,500	$ 396,000	$ 594,000	$ 891,000	$ 1,336,500	$ 3,477,000	4.7%
USA Marketing	$ 120,000	$ 360,000	$ 600,000	$ 1,080,000	$ 1,680,000	$ 3,840,000	5.1%
Monthly Processing Minimum	$ 1,500	$ -	$ -	$ -	$ -	$ 1,500	0.0%
EBT	$ 539,315	$ 5,069,651	$ 11,271,656	$ 15,513,611	$ 21,450,152	$ 53,844,384	
CUMMULATIVE EBT	$ 539,315	$ 5,608,965	$ 16,880,622	$ 32,394,232	$ 53,844,384		

Summary1